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                                                                   EXHIBIT 23.10

         CONSENT OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

    We hereby consent to (i) the inclusion of our opinion letter, dated July 18, 1996, to the Board of Directors of Champion Healthcare Corporation (the "Company") as Annex D to the Proxy Statement/ Prospectus of the Company relating to the merger of PC Merger Sub, Inc., a wholly owned subsidiary of Paracelsus Healthcare Corporation ("Paracelsus"), with and into the Company pursuant to the terms of the Amended and Restated Agreement and Plan of Merger dated as of May 29, 1996 among Paracelsus, the Company and PC Merger Sub, Inc. and (ii) all references to DLJ in the sections captioned "Summary -- The Merger -- Opinion of Financial Advisor," "The Merger -- Approval of the Champion Board; Reasons for the Merger" and "The Merger -- Opinion of Champion Financial Advisor" of the Proxy Statement/ Prospectus of the Company which forms a part of this Registration Statement on Form S-4 of Paracelsus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit and we disclaim that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                               DONALDSON, LUFKIN & JENRETTE
                                                  SECURITIES CORPORATION

                                          By: /s/ W. Patrick McMullan, III
                                             -----------------------------------

New York, New York
July 19, 1996